EXHIBIT 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended, restated or supplemented or otherwise modified from time to time, hereinafter called the “Agreement”) made and entered into this 1st day of October, 2014, (“Effective Date”) by and between FIRST CITIZENS BANCSHARES, INC., a Tennessee corporation, (hereinafter called “Borrower”) and FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association having its principal office located in Memphis, Tennessee (“Lender”).

W I T N E S S E T H :

WHEREAS, the Borrower has requested that Lender provide it with two (2) term loans, each in the original principal amount of Six Million Dollars ($6,000,000.00), one bearing interest at a fixed rate and one bearing interest at a floating rate, as more particularly described herein (collectively, the “Loans”), and Lender has agreed to make the Loans on the terms and conditions hereinafter set forth;

WHEREAS, Borrower and Lender wish to enter into this Loan Agreement to set forth certain terms of the Loan and to secure the Loan by a pledge of one hundred two thousand (102,000) shares of common stock of First Citizens National Bank, a national bank (the “Bank”) which constitutes fifty-one percent (51%) of the authorized and outstanding shares of the Bank, which is a wholly-owned subsidiary of Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

AGREEMENTS

1.         AMOUNT AND TERMS OF BORROWINGS.

1.1        Defined Terms.  Any capitalized term used but not defined in the body of this Agreement shall have the meaning set forth on Appendix A attached hereto and incorporated herein by reference.

1.2        Loans.

(a)   Lender hereby agrees to lend, and Borrower hereby agrees to borrow, upon the terms and conditions set forth in this Agreement, the principal sum of Six Million Dollars ($6,000,000.00), as the "Fixed Rate Loan", to be evidenced by a promissory note (the “Fixed Rate Note”), as set forth in Exhibit A-1 and included herein by reference.  The Fixed Rate Loan shall bear interest and be payable in accordance with the terms and provisions of the Fixed Rate Note.  The Fixed Rate Loan shall expire and mature, and the outstanding principal balance of the Loan and all accrued interest thereon shall be due and payable, on the Maturity Date.

(b)   Lender hereby agrees to lend, and Borrower hereby agrees to borrow, upon the terms and conditions set forth in this Agreement, the principal sum of Six Million Dollars ($6,000,000.00), as the "Floating Rate Loan", to be evidenced by a promissory note (the “Floating Rate Note”), as set forth in Exhibit A-2 and included herein by reference.  The Floating Rate Loan shall bear interest and be payable in accordance with the terms and provisions of the Floating Rate Note.  The Floating Rate Loan shall expire and mature, and the outstanding principal balance of the Floating Rate Loan and all accrued interest thereon shall be due and payable, on the Maturity Date.

1.3       Collateral.  All indebtedness and obligations of Borrower to Lender under this Agreement shall be secured by Lender’s lien and security interest in the Collateral.  The pledging of such Collateral shall be evidenced by the Pledge Agreement.  Borrower agrees that all of the rights of Lender with regard to the Pledge Agreement set forth in this Agreement shall apply to any modification of, or supplement to this Agreement except to the extent amended thereby.

1.4       Funding.  The advance of Fixed Rate Loan and Floating Rate Loan proceeds hereunder shall be made, upon Borrower’s request, by depositing the same into a demand deposit account with Lender, by wire transfer to Borrower’s account, or in accordance with such other instructions as may be agreed between Borrower and Lender.  The Loans to Borrower shall be made in one single advance of all principal thereunder, which shall be subject to the terms and conditions of this Agreement, including but not limited to Sections 2 and 3 hereof.

1.5        Increased Costs Generally.

(a)        If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Lender;

(ii)       subject the Lender to any tax of any kind whatsoever with respect to this Agreement, or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof; or

(iii)      impose on the Lender any other condition, cost or expense affecting this Agreement or the Loan made by the Lender;

and the result of any of the foregoing shall be to increase the out-of-pocket cost to the Lender of making, converting to, continuing or maintaining the Loans, or either of them (or of maintaining its obligations to make the Loans, or either of them), or to increase the out-of-pocket cost to the Lender of issuing or maintaining any letter of credit (or of maintaining its obligation to participate in or to issue any letter of credit), or to reduce the amount of any sum actually received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon written request of the Lender, the Borrower shall promptly pay to the Lender, as the case may be, such additional amount or amounts as will compensate the Lender, as the case may be, for such additional out-of-pocket costs incurred or reductions actually suffered.

(b)       Capital Requirements.  If Lender reasonably determines that any Change in Law affecting the Lender or Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the commitment of the Lender hereunder or the Loans (or either of them) made by the Lender hereunder, to a below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time upon written request of the Lender, the Borrower shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction actually suffered.

(c)       Certificates for Reimbursement.  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in this Section and delivered to Borrower, shall be conclusive absent manifest error.  The Borrower shall pay the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)       Delay in Requests.  Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 6-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.         USE OF PROCEEDS.

2.1       Use of Loan Proceeds.  The proceeds of the Loans shall be used by the Borrower for the sole purpose of funding a portion of the Borrower's acquisition of Southern Heritage Bancshares, Inc. (the "Target") and Southern Heritage Bank (the "Target Bank" and such acquisition the "Acquisition").

3.         CONDITIONS TO LOAN CLOSING.

            The obligation of Lender to extend any loan or credit to Borrower under this Agreement is subject to the strict satisfaction of each of the following conditions:

3.1      No Defaults; Certificate.  Borrower and the Bank shall be in full compliance with all the terms and conditions of this Agreement, and no Event of Default, nor any event which upon notice or lapse of time or both would constitute such an Event of Default, shall have occurred and be continuing.  At Lender’s request, Lender shall have received from Borrower and the Bank a certificate, in form and content reasonably acceptable to Lender dated as of and delivered on the date of the Loans, certifying that (1) the representations and warranties set forth herein, and the exhibits attached hereto, are accurate, true and correct on and as of such date, (2) neither the transactions contemplated hereby or by any other Loan Document will cause or result in any violation of (or creation of any right in third parties under the provisions of) any laws restricting or otherwise regulating the use, application or distribution of corporate funds and assets, and (3) that no Event of Default, nor any event which upon notice or lapse of time or both would constitute such an Event of Default, exists.

3.2      Accuracy of Representations and Warranties.  At the time of the initial loan disbursements, the representations and warranties set forth herein and in any other Loan Document shall be true and correct.

3.3     Corporate Action and Authority.  The Borrower shall have delivered to Lender: (i) a certificate from the Secretary of State of Tennessee that Borrower is in good standing and certificates from the Secretaries of State of each other State in which the Borrower is required to be qualified to do business, certifying the Borrower’s good standing as a corporation in each such State; (ii) a copy of the Resolutions passed by the Borrower’s and the Bank’s Boards of Directors authorizing the execution and delivery of the performance of Borrower’s obligations under the Loan Documents certified by the Secretary or Assistant Secretary to be true and correct; and (iii) a certificate or certificates, dated as of and delivered on the date of the execution of this Agreement and signed on behalf of the Borrower and the Bank by the Secretary or Assistant Secretary, certifying the names of the officers authorized to execute and deliver the Loan Documents on behalf of the Borrower and the Bank, together with the original, not photocopied, signatures of each officer.  Borrower shall also deliver the same items specified in (i) above pertaining to the Bank from the appropriate regulatory agency.

3.4      Delivery of Notes, Loan Agreement, Pledge Agreement, and Stock Certificates.  At the time of the extension of the Loans, Borrower shall have delivered the Loan Documents.  The security interest in the Collateral shall be prior to all other liens.

3.5      Proceedings.  The Loan Documents, upon their execution, and all proceedings in connection with the authorization, execution and delivery of and the performance of the obligations under the Loan Documents shall be satisfactory in substance and form to Lender.

3.6      Payment of Fees and Expenses.  Borrower shall have paid, at or prior to the date of the extension of the Loans, all costs and expenses in accordance with Section 8.9.

3.7      Other Writings.  The Lender shall receive such other agreements, instruments, documents, certificates, affidavits and other writings as Lender may reasonably require.

3.8      Opinion of Counsel.  Borrower shall have delivered to Lender at Borrower’s expense, favorable written opinions of counsel for Borrower dated as of and delivered on the date of the extension of the Loan, in form and content acceptable to Lender, as set forth in Exhibit B.

3.9     Financial Statements.  Prior to any disbursement under the Loans, Borrower shall have delivered to Lender, true and exact copies of the current financial statements of the Borrower, the Bank and all other Subsidiaries, for 2013 and audit report and opinion of  the Borrower’s independent accounting firm, with respect thereto (it being understood that Lender is relying upon such audit report and opinion in entering into this Loan Agreement), the unaudited financial statements of Borrower as of June 30, 2014 and the 2013 F.R. Y-6 Annual Report and F.R. Y-9 Parent Company only (and Consolidated, if applicable) financial statement(s) filed by Borrower with the Federal Reserve.

3.10      No Material Adverse Change.  At the time the Loans are funded hereunder, there shall have occurred, in the reasonable opinion of Lender, no material adverse changes in the condition, financial or otherwise, of Borrower or Bank from that reflected in the financial statements furnished pursuant to Section 3.9 hereof or furnished to Lender from time to time hereafter as required herein.

4.          REPRESENTATIONS AND WARRANTIES.

          In order to induce the Lender to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Loan Documents and the funding of the Loans) that, as of the date hereof and as of the time of the initial loan disbursements:

4.1        Corporate Status.  Borrower is a corporation duly organized and existing under the laws of the State of Tennessee, is duly qualified to do business and is in good standing under the laws of other states where the Borrower does business and such qualification is required, if any, and has the corporate power and authority to own its properties and assets and conduct its affairs and business.

4.2        Corporate Power and Authority.  Borrower has full power and authority to enter into this Agreement, to borrow funds as contemplated herein, to execute and deliver this Agreement, the Notes and other Loan Documents executed and delivered by it, and to incur the obligations provided for herein, all of which have been duly authorized by all necessary corporate action; and the officer executing each of the Loan Documents is duly authorized to do so by all necessary corporate action.  Any consents or approval of shareholders or directors of Borrower required as a condition to the execution, delivery, or validity of any Loan Document have been obtained; and each of said Loan Documents is the valid, legal, and binding obligation of Borrower enforceable in accordance with its terms.

4.3        No Violation of Agreements or Law.  Except as would not reasonably be expected to have a Material Adverse Effect, neither Borrower, Bank, nor any other Subsidiary of Borrower is in default under any indenture, agreement or instrument to which it is a party or by which it may be bound, nor in violation of any state or federal statute, rule, ruling, or regulation governing its operations and the conduct of its business, operations or financial condition of Borrower, Bank, or any other Subsidiary.  Neither the execution and delivery of the Loan Documents nor the consummation of the transactions herein contemplated, or compliance with the provisions hereof will result in the breach of, or constitute a default under, any indenture, material agreement or other material instrument to which Borrower is a party or by which it may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of Borrower, or violate any provision of the charter or bylaws of Borrower, the Bank or any other Subsidiary.

4.4        Compliance With Law; Government Approvals.

(a)           Borrower has complied and is complying with all requirements, made all applications, and submitted all reports required by The Bank Holding Company Act of 1956, as amended, and any regulations or rulings issued in connection therewith, and the transaction contemplated hereby will not violate any such statutes, rules, rulings, or regulations nor will the consummation of said actions and transactions cause Borrower to be in violation thereof.  Borrower has, if required, made all filings and received all governmental or regulatory approvals necessary for the consummation of the transactions described herein, including without limitation the approval of the Board of Governors of the Federal Reserve System.

(b)          Borrower has complied and is complying with all other applicable state or federal statutes, rules, rulings and regulations except as would not reasonably be expected to have a Material Adverse Effect.  The borrowing of money and said actions and transactions required hereunder will not violate any of such statutes, rules, rulings, or regulations.

4.5        Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower threatened against the Borrower, the Bank or any other Subsidiary before any court, arbitrator or governmental or administrative body or agency which, if adversely determined, would result in any material and adverse change in the financial condition, business operation, or properties or assets of the Borrower, the Bank, or any other Subsidiary except as set forth in Exhibit C.

4.6        Supervisory Action.  Neither Borrower, the Bank nor any other Subsidiary is subject to any Supervisory Action by any federal or state Bank Regulatory Authority, except as set forth on Schedule 4.6 attached hereto and incorporated by reference herein.

4.7       Financial Condition.  The balance sheets and the related statements of income of Borrower, the Bank, and the other Subsidiaries and the financial reports of Borrower, the Bank, and the other Subsidiaries which will be delivered to Lender pursuant to Section 3.9 hereof are, or will be as of their respective dates and for the respective periods stated therein, complete and correctly and fairly present the financial condition of Borrower, the Bank, and the other Subsidiaries, and the results of their operations, respectively, in all material respects as of the dates and for the periods stated therein, and have been, or will be as of their respective dates and for the respective periods stated therein, prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and consistent with that of the preceding fiscal year or period, as the case may be.  There are no material liabilities of the Borrower, the Bank, or any other Subsidiary not included in such financial statements.  There has been no material adverse change in the business, properties or condition of Borrower, the Bank, or the other Subsidiaries since the date of the financial statement furnished to Lender pursuant to Section 3.9 hereof.

4.8        Tax Liability.  Borrower, the Bank, and the other Subsidiaries have filed all federal and state income tax returns and other material tax returns, which are required to be filed by them, and have paid all taxes which have become due pursuant to such returns or pursuant to any assessments received by Borrower, the Bank, and the other Subsidiaries except (a) as would not reasonably be expected to have a Material Adverse Effect or impose a lien on any Collateral or any other material assets of the Borrower, the Bank, and/or the other Subsidiaries or (b) as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

4.9        Subsidiaries.  Borrower has no Subsidiaries and owns stock in no corporation or banking association (other than stock of entities the accounts of which would not be consolidated with those of the parent in the parent's consolidated financial statements) other than the Subsidiaries listed in Exhibit D.

4.10      Bank Stock.  The common stock of the Bank owned by Borrower or any other Subsidiary of Borrower is duly authorized and validly issued by the Bank or other Subsidiary.  The total number of shares of common stock of the Bank and each other Subsidiary issued and outstanding as of the date hereof  are all owned by Borrower, the Bank or other Subsidiaries of Borrower.  Except as set forth in Section 6.2 hereof or on Exhibit E, the stock of the Bank and each other Subsidiary is free and clear of all liens, encumbrances, security interests; said common stock is fully paid and non-assessable. There are no outstanding warrants or options to acquire any common stock of the Bank and any other Subsidiary.  There are no outstanding securities convertible or exchangeable into shares of common stock of any Subsidiary; and there are no restrictions on the transfer or pledge of any shares of common stock of any Subsidiary, except as set forth in Section 6.2 hereof or on Exhibit E.  Borrower has the right to pledge and transfer the Collateral and assign the income therefrom without obtaining the consent of any other person or authority except as set forth in Section 6.2 hereof or on Exhibit E; and the Pledge Agreement creates for the benefit of Lender a first lien security interest in the Collateral subject to no other interests or claims.

4.11     Title to Assets; Liens.  Borrower and Bank each have good and marketable title to all its respective properties and assets reflected on the financial statements referred to herein, except for (i) such assets as have been disposed of since said date as no longer used or useful in the conduct of business or as permitted under Section 6.6 hereof and (ii) items which have been amortized in accordance with GAAP applied on a consistent basis.  There are no liens or encumbrances upon any assets of the Borrower, the Bank or any other Subsidiaries other than as set forth in Section 6.2 hereof or as disclosed on Exhibit E.

4.12     Options, Warrants, Etc. Related to Shares.  Except as set forth in Exhibit F, there are no options, warrants or other rights agreements or commitments (including conversion rights and preemptive rights) obligating the Borrower, the Bank, or any Subsidiary to issue, sell, purchase or redeem shares of the Borrower, the Bank, or any other Subsidiary or securities convertible to such shares.

4.13      Environmental Laws.

(a)          Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its Subsidiaries have obtained all permits, licenses, and other authorizations which are required under all Environmental Laws and are in compliance in all respects with all applicable Environmental Laws.

(b)          On or prior to the date hereof, no notice, demand, request for information, citation, summons, or order has been issued and, to the best knowledge of the Borrower, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or, to the best of the knowledge of the Borrower, threatened by any governmental or other Person with respect to any alleged or suspected failure by the Borrower or any of its Subsidiaries to comply in any material respect with any Environmental Laws.

(c)          There are no material Liens arising under or pursuant to any Environmental Laws on any of the property owned or, to the best knowledge of the Borrower, leased by the Borrower or any of its Subsidiaries.

(d)          There are no conditions existing currently or anticipated to exist during the term of this Agreement which would reasonably be expected to subject the Borrower or any of its Subsidiaries or any of their property to any material Lien, damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action, or other responses by the Borrower and its Subsidiaries pursuant to Environmental Laws.

4.14     Disclosure.  The Borrower has disclosed to the Lender (i) all agreements, instruments and corporate or other restrictions to which it, Bank or any of the other Subsidiaries is subject, the termination of which could reasonably be expected to result in a material and adverse change in the financial condition, business operation, or properties or assets of the Borrower, the Bank  or any of the other Subsidiaries and (ii) all matters known to it that, individually or in the aggregate, could reasonably be expected to result in a material and adverse change in the financial condition, business operation, or properties or assets of the Borrower, the Bank or any of the other Subsidiaries.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.15      Contracts or Restrictions Affecting Borrower and/or Bank.  Neither Borrower nor Bank is a party to any agreement or instrument or subject to any charter or other corporate restrictions materially adversely affecting its business, properties or assets, operations or condition (financial or otherwise).

4.16      No Default.  Neither Borrower nor Bank is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which would reasonably be expected to materially and adversely affect the business or operations of Borrower or the Bank, as the case may be.

4.17      ERISA.  Borrower and Bank are in material compliance with all applicable provisions of ERISA and all other laws, state or federal, applicable to any employees’ retirement plan maintained or established by either of them.

4.18     OFAC.  Neither the Borrower nor any Subsidiary (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (b) is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act or (c) is a Sanctioned Person.  No part of the proceeds of the Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.         AFFIRMATIVE COVENANTS.

            Borrower covenants and agrees that, until the Notes together with interest thereon are paid in full, unless specifically waived by the Lender in writing, Borrower will, or will cause the Bank and other Subsidiaries to:

5.1       Business and Existence; Compliance with Laws.  Perform all things necessary to preserve and keep in full force and effect the existence, rights and franchises of Borrower, the Bank and the other Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect or as permitted under Section 6.4 hereof, and to comply and cause the Bank and the other Subsidiaries to comply in all material respects with all local, state and federal laws and regulations applicable to banks and bank holding companies, and all laws and regulations of the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by the Borrower and the Bank, except as would not reasonably be expected to have a Material Adverse Effect; and notify Bank immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any such franchises or licenses, or grants of authority, the result of which would constitute a materially adverse effect on the Borrower or the Bank, or the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any such franchises or grants of authority.

5.2       Maintain Property.  Maintain, preserve, and protect all properties used or useful in the conduct of Borrower’s, the Bank’s, and each other Subsidiary’s business and keep the same in good repair, working order and condition, except as would not reasonably be expected to have a Material Adverse Effect.

5.3        Insurance.  At all times maintain in force (i) insurance in such amounts, to such an extent and against such risks, including fire and theft, as is customary with companies in the same or similar business, (ii) necessary workmen’s compensation insurance, fidelity bonds and directors’ and officers’ insurance coverage in amounts satisfactory to Lender, and (iii) such other insurance as may be required by law; and if required by Lender, deliver to the Lender a copy of the bonds and policies providing such coverage and a certificate of Borrower’s, the Bank’s, or each other Subsidiary’s chief executive officer, as the case may be, setting forth the nature of the risks covered by such insurance, the amount carried with respect to each risk, and the name of the insurer.

5.4        Taxes and Liens.  Pay and discharge promptly all taxes, assessments, and governmental charges or levies imposed upon Borrower, the Bank, or each other Subsidiary or upon any of their respective income and profits, or their properties, real, personal or mixed, or any part thereof, before the same shall become delinquent, except as would not reasonably be expected to have a Material Adverse Effect; provided, however, that Borrower, the Bank, and each other Subsidiary shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the amount or validity thereof shall be contested in good faith by appropriate proceedings and provided that procedures satisfactory to Lender are carried out to prevent foreclosure of any lien therefrom.

5.5        Financial Reports and ERISA.

(a)          Furnish to Lender as soon as available and in any event within one hundred twenty (120) days after the end of each calendar year, (1) consolidated and consolidating balance sheets of Borrower, the Bank, and each other Subsidiary, as of the end of such year and consolidated and consolidating statements of income of Borrower, the Bank, and each other Subsidiary for the year then ended, together with the audit report and opinion of independent Certified Public Accountants acceptable to the Lender with respect thereto, such audit report and opinion shall contain no "going concern" or similar exceptions or qualifications or any qualification or exception as to the scope of such audit unacceptable to Lender; (2) promptly upon receipt, copies of all management letters and other written assessments and recommendations, formal or informal, submitted by the Certified Public Accountants to Borrower or each Subsidiary; (3) a copy of Borrower’s FR Y-9 Parent Company Only (and Consolidated, if applicable) financial statement(s) and (4) a copy of Borrower’s F.R. Y-6 Annual Report promptly upon the filing of the same with the Federal Reserve Board; and (5) a copy of the Bank’s Call Report promptly upon the filing with the appropriate regulatory agency.

(b)          Upon senior management of the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Lender promptly (and in any event within five (5) business days), of:  (1) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (2) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the mean of Title IV of ERISA); (3) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower, the Bank, or any other Subsidiary or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (4) any change in the funding status of any Plan that would reasonably be expected to have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto.  Promptly upon request, the Borrower shall furnish the Lender and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(c)          Promptly upon the transmission thereof, copies of all material financial statements, proxy statements, notices, reports and other communications sent by the Borrower or any other Subsidiary to the shareholders of the Borrower and any other such communications as may be requested by Lender and copies of any and all regular or periodic reports, registration statements, prospectuses or other written communications that the Borrower or the Bank or any other Subsidiary is or may be required to file with the Securities and Exchange Commission or any governmental department, bureau, commission or agency succeeding to the functions of the Securities and Exchange Commission if any.

(d)          With reasonable promptness, such other financial information for the Borrower or the Bank or any other Subsidiary as Lender may reasonably request.

5.6       Regulatory Examinations.  (a)  Promptly notify Lender of every examination by, or any material correspondence, report, memoranda or other written communication from or with, any federal or state regulatory body or authority, with respect to the properties, loans, operations and/or condition of Borrower, the Bank, or any other Subsidiary, and of the receipt by Borrower, the Bank, or any other Subsidiary of every examination or other report prepared by such body or authority with respect thereto; and (b) if required by Lender, fully and completely assist and cooperate with Lender in requesting approval by such regulatory body or authority of the furnishing to Lender of any such report, and furnish such report to Lender if such approval is given; provided, however, that Lender shall take such steps as may be necessary to assure that all such reports shall remain confidential and shall be used by Lender solely in connection with the administration of the Loan in accordance with the provisions of this Agreement.

5.7       Additional Information.  Furnish such other information regarding the operations, business affairs and financial condition of Borrower, the Bank, and each other Subsidiary as Lender may from time to time reasonably request, including but not limited to true and exact copies of any monthly management reports to their respective directors, their respective tax returns, and all information furnished to shareholders, or any governmental authority, including the results of any stock valuation performed.

5.8       Right of Inspection.  Except to the extent, if any, prohibited by applicable law, permit any person designated by Lender, to inspect any of the properties, books and financial and other reports and records of Borrower, the Bank, and each other Subsidiary, including, but not limited to, all documentation and records pertaining to the Bank’s loans, investments and deposits; and to discuss their affairs; finances and accounts with Borrower’s, the Bank’s, and each other Subsidiary’s principal officers, at all such reasonable times and as often as Lender may reasonably request.  If required by Lender, Borrower will pay Lender loan fees in an amount determined by Lender to be necessary to cover the costs of such inspections, including a reasonable allowance for Lender’s overhead as well as out-of-pocket expenses in connection with such inspection.

5.9       Notice of Default.  At the time of Borrower’s first knowledge or notice, furnish the Lender with written notice of the occurrence of any event or the existence of any condition which constitutes or upon written notice or lapse of time or both would constitute an Event of Default under the terms of this Loan Agreement or other Loan Documents or an event of default or default under any other loan documents for any other loan in excess of One Million Dollars ($1,000,000.00) to the Borrower, the Bank, or any other Subsidiary.

5.10     Notice of Litigation.  Borrower shall notify Lender of any actions, suits or proceedings instituted by any person against the Borrower, the Bank or other Subsidiary claiming money damages or other monetary liability in an amount of One Million Dollars ($1,000,000.00) or more, said notice to be given within ten days of the first notice to Borrower, the Bank or such  other Subsidiary, as applicable, of the institution of such action, suit or proceeding and to specify the amount of damages being claimed or other relief being sought, the nature of the claim, the person instituting the action, suit or proceeding, and any other significant features of the claim.

5.11     Perfection of Security Interest.  The Borrower or other Subsidiary shall perform such acts as may be necessary, in the reasonable judgment of Lender, now or in the future, to perfect or continue perfection of the security interests granted to Lender, or otherwise provided for, under any and all Loan Documents.

5.12     Dividends to Borrower from the Bank.  Borrower shall cause the Bank and other Subsidiary to pay dividends or otherwise make such cash contributions at such times and in such amounts, as is necessary to enable Borrower to meet all of its obligations under the Loan Documents on a timely basis, including the payment, when due, of each installment of interest and the payment of principal on the Loan to the extent permitted by law including applicable bank regulatory agency rules and regulations. Without limiting the generality of the foregoing, should any prepayment, accelerated payment or other payment ever be due with respect to the Loan, Borrower shall cause the Bank and other Subsidiary to pay dividends or otherwise make such additional distributions to the Borrower as necessary to enable the Borrower to make such prepayment, accelerated payment or other payment, to the extent permitted by law including applicable bank regulatory agency rules and regulations.

5.13     Capital Ratio/Equity Capital Adequacy.

(a)          Borrower and Bank shall maintain at all times a “Well Capitalized” rating as required by any applicable regulatory authority as such requirement may be revised from time to time.

(b)          Bank shall maintain as of each Covenant Compliance Date a Tier 1 Leverage Ratio of not less than eight percent (8%), which covenant shall be measured as of each Covenant Compliance Date.

5.14     “Modified” Texas Ratio.  As of each Covenant Compliance Date Bank shall maintain a “Modified” Texas Ratio of not more than 40%, which covenant shall be measured as of each Covenant Compliance Date.

5.15     Return on Average Assets.  Bank shall maintain an annualized return on Average Assets of at least 70/100 percent (0.70%) as of each Covenant Compliance Date, which covenant shall be measured as of each Covenant Compliance Date.  In determining such annualized return, Bank’s earnings will be annualized using its year to date earnings.

5.16     Loan to Value Ratio.  Borrower and Bank shall maintain at all times a Loan to Value Ratio of not more than seventy-five percent (75%).  As used herein, the term "Loan to Value Ratio" shall mean the ratio that (a) the then-outstanding aggregate principal balance of the Loans bears to (b) the Bank's tangible common equity.  Such ratio shall be measured as of the end of each calendar year.

5.17      Loan Loss Reserves.  With respect to the Bank, maintain at all times loan loss reserves in amounts deemed adequate by all federal and state regulatory authorities.

5.18     Indemnification.  Borrower and Bank shall indemnify the Lender, and hold it harmless of and from any and all loss, cost, damage or expense, of every kind and nature, including reasonable attorneys’ fees, which the Lender incurs by reason of any violation of any Environmental Laws by Borrower or Bank or by any predecessors or successors to title to any property of the Borrower or Bank.

5.19     Compliance Certificate.  Furnish Lender a Certificate of Compliance duly certified by the Chief Executive Officer of Borrower within forty-five (45) days after the end of each calendar quarter stating that Borrower and each Bank Subsidiary and the Borrower and all Subsidiaries, as applicable, are in compliance with all terms, covenants and conditions of this Loan Agreement and all related Loan Documents, including, but not limited to, Sections 5.1 – 5.17 of this Agreement.  Such Certificate of Compliance shall be as set forth in Exhibit H and otherwise be in form and substance satisfactory to Lender.

6.       NEGATIVE COVENANTS.

         Borrower covenants and agrees with Lender that Borrower shall comply and cause the Bank and other Subsidiaries to comply with the following negative covenants unless the prior written consent of Lender shall be obtained, so long as Borrower may borrow under this Agreement or so long as any indebtedness remains outstanding under the Loan Documents:

6.1       Indebtedness.  Neither Borrower nor the Bank shall create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness, except for the following indebtedness:

(a)          The indebtedness of Borrower under the Loan Documents;

(b)          Indebtedness owed by the Borrower to the Bank or any other Subsidiary or by the Bank to the Borrower;

(c)          Debt for operating expenses or otherwise incurred by the Bank or any other Subsidiary in the ordinary course of business;

(d)          Purchase money indebtedness and capitalized lease obligations in an aggregate amount not to exceed $500,000 outstanding at any time and secured solely by liens on the assets financed or leased pursuant thereto and otherwise permitted under Section 6.2 hereof;

(e)          Unsecured indebtedness constituting obligations of the Borrower or any Subsidiary other than the Bank under debentures, indentures, trust agreements and guarantees in connection with the issuance by such person of trust preferred securities either (i) existing on the date hereof or (ii) incurred pursuant to the Acquisition or any other acquisition permitted under this Agreement that, in any case, do not dilute the Collateral and that otherwise would not reasonably be expected to have an adverse effect upon the priority, preferences, or rights of the Collateral or the Lender's rights and remedies with respect thereto;

(f)           Unsecured indebtedness of the Borrower and the Subsidiaries in an aggregate amount outstanding at any time not to exceed $500,000; and

(g)          Indebtedness as set forth in Exhibit G and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or shorten the maturity or weighted average life thereof;

6.2       Mortgages, Liens, Etc.  Neither Borrower nor the Bank shall create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, except for:

(a)          Liens in favor of Lender securing payment of the Loans; and

(b)          Permitted Encumbrances.

6.3       Guaranties.  Guarantee or otherwise in any way become or be responsible for the indebtedness or obligations of any other Person (other than the Borrower, the Bank or any Subsidiary with respect to indebtedness otherwise permitted by this Agreement), by any means whatsoever, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower or Bank in the ordinary course of business for collection.

6.4       Merger, Dissolution, Acquisition of Assets.  Borrower shall not enter into, or permit the Bank or any other Subsidiary to enter into, any transaction of merger or consolidation, or any reorganization, reclassification of stock, readjustment or change in capital structure; or acquire, or permit any Subsidiary to acquire, all of the stock, or other ownership interest, property or assets of any other person, corporation, partnership or other entity (other than the Acquisition and any related merger of the Target into the Borrower where the Borrower is the surviving entity, and any subsequent merger of the Target Bank into the Bank where the Bank is the surviving entity, each of which is permitted hereby); provided that, if at the time thereof and immediately after giving effect thereto on a pro forma basis, no Event of Default has occurred and is continuing and subject to the restrictions on additional indebtedness and liens set forth in Sections 6.1 and 6.2 hereof, (a) any Subsidiary (other than the Bank) may merge into or transfer its property or assets to another Subsidiary and (b) any Subsidiary may acquire all of the stock or other ownership interests, property or assets of another Person if (i) the purchase price for all such transactions shall not exceed ten percent (10%) of the consolidated assets of the Borrower and its Subsidiaries in any fiscal year of the Borrower and (ii) in the event such acquisition involves a merger of the acquired entity with an existing Subsidiary, the applicable existing Subsidiary is the surviving entity after consummation of the transaction.

6.5      Subsidiaries.  Except as permitted under Section 6.4 hereof, Borrower shall not create, establish or acquire Subsidiaries or acquire or own stock or any other interest in any bank other than the Bank and the Target Bank, or permit the creation, establishment or acquisition of any such Subsidiaries by any other Subsidiary.

6.6       Sale of Stock, Merger, or Asset Disposition.

(a)          Borrower shall not sell, transfer, pledge, assign, or otherwise dispose of, or otherwise encumber, any of the Borrower’s stock of the Bank or, except as permitted under Section 6.4 hereof, the Borrower’s or the Bank’s or any other Subsidiary’s common Capital Stock in any other Subsidiary nor permit the Bank or any other Subsidiary to issue additional shares of stock or rights, options or securities convertible into Capital Stock of the Bank or any other Subsidiary.

(b)          The Borrower will not, nor will it permit any of its Subsidiaries to, make any material Asset Disposition except in the ordinary course of business.

6.7       Dividends, Redemptions and Other Payments.  Borrower shall not declare or pay any dividends on the stock of Borrower or redeem any stock of Borrower if an Event of Default has occurred and is continuing under this Agreement or allow the payment of such a dividend that would create an Event of Default. The payment of any dividend or the redemption of any stock not otherwise prohibited shall in all respects comply with the rules and regulations of the Federal Reserve Board.

6.8       Capital Expenditures.  Borrower shall not make or become committed to make, or permit any Subsidiary to make or to become committed to make, directly or indirectly, during any calendar year, capital expenditures which for Borrower and the Subsidiary exceed amounts deemed acceptable to applicable regulatory authorities or which do not require regulatory approval.

6.9        Relocation.  The Borrower shall not cause or permit Borrower or any Subsidiary to relocate their principal office, principal banking office, or principal registered office without the written consent of Lender.

6.10     Transactions with Affiliates.  The Borrower shall not, nor will it permit any of its Subsidiaries to, enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such person or entity other than (a) normal compensation and reimbursement of expenses of officers and directors and (b) except as otherwise specifically limited in this Agreement, other transactions which satisfy the applicable requirements under Section 23A of the Federal Reserve Act, 12 USC §371c and Section 23B of the Federal Reserve Act, 12 USC §371c-1.  For purposes of this Agreement, the term affiliates shall have the same meaning as set forth in applicable bank regulations.

6.11      Change in Management.  Neither the Borrower nor the Bank shall make any change in its executive management personnel without providing Lender written notice within ten (10) days after such change becomes effective.

6.12      Charter or By-Law Amendments.  Neither Borrower, Bank nor any other Subsidiary shall adopt, amend or enter into, as applicable, any charter, articles of incorporation, bylaws (or any amendments thereto) or other provisions or agreements that would reasonably be expected to have an adverse effect on the priority, preferences, or rights of the Collateral or the Lender's rights and remedies with respect thereto.

6.13      No Defaults.  Borrower shall not permit or suffer the occurrence of any event nor allow any Subsidiary or other Affiliate to knowingly permit or suffer the occurrence of any event which constitutes an event of default under any indenture or loan agreement for any indebtedness in excess of One Million Dollars ($1,000,000.00) or with respect to any other material indebtedness of the Borrower, the Bank, or any other Subsidiary.

7.         DEFAULT AND REMEDIES.

7.1       Events of Default.  Any one or more of the following events shall constitute an Event of Default under the terms of this Agreement and the other Loan Documents:

(a)         Defaults in the prompt payment as and when due of the principal of or interest on the Loans or any fees due under this Loan Agreement within ten (10) days of the date when due.

(b)         Default in compliance with or in the performance or observance of any term, covenant, obligation, condition, or agreement in this Agreement or any other Loan Document.

(c)         If any representation, warranty or any other statement made or deemed to be made by the Borrower herein, in any other Loan Document, or in any writing, certificate, or report or statement at any time furnished to Lender pursuant to or in connection with this Agreement shall prove to be false or misleading in any material respect, at the time made or furnished.

(d)         Borrower, the Bank or any other Subsidiary shall fail to pay when due and before the expiration of any grace period, any debt for borrowed money in an amount greater than One Million Dollars ($1,000,000) which it is primarily obligated to pay as borrower, or in any other capacity, whether such debt shall have become due because of acceleration of maturity or otherwise, other than debt created by the Loan Documents.

(e)       An event occurs which constitutes an event of default as defined in the Note or any other Loan Document; or an event occurs which constitutes an event of default (following the expiration of applicable grace, notice or cure periods) under any present or future loan agreement between Lender and Borrower for any other loan.

(f)        The Borrower, the Bank, or any other Subsidiary shall

(i)

be unable or admits in writing its inability to pay its debts as they become due; or

(ii)

file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Act as now or in the future amended, or file a pleading asking such relief, or have or suffer to be filed an involuntary petition in bankruptcy against it which is not contested and discharged within sixty (60) days; or

(iii)

make an assignment for the benefit of creditors generally; or

(iv)

consent to the appointment of a trustee, custodian, or receiver for all or a major portion of its property; or

(v)

be adjudicated bankrupt or insolvent under any federal or state law; or

(vi)

suffer the entry of a court order under any federal or state law appointing a receiver, custodian, or trustee for all or a major part of its property or ordering the winding up or liquidation of its affairs, or approving a petition filed against it under the Bankruptcy Act, as now or in the future amended; or

(vii)

suffer the entry of a final judgment for the payment of money in excess of One Million Dollars ($1,000,000) and the same shall not be paid or otherwise discharged or provision made for its discharge within 45 days from the date of entry thereof or an appeal or other appropriate proceeding for review thereof shall not be taken within said period and a stay of execution pending such appeal shall not be obtained; or

(viii)

suffer a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial portion of its property.

(g)       The issuance of any Supervisory Action against the Borrower, the Bank or other Subsidiaries or the Borrower’s, the Bank’s or the other Subsidiaries’ directors, whether temporary or permanent, by or at the request of any bank regulatory agency, in each case, unless such Supervisory Action would not reasonably be expected to have a Material Adverse Effect; provided, however, that notwithstanding anything to the contrary in this Agreement (including without limitation Section 5.9 hereof), Borrower shall not be required to disclose the existence of any Supervisory Action to the extent that such disclosure is prohibited by applicable law or regulation; but further provided that (i) Section 5.9 of this Agreement shall nevertheless require Borrower to disclose to Lender the maximum amount of information legally permissible to be disclosed regarding any such Supervisory Action  and (ii) such Supervisory Action may, even if confidential, constitute an Event of Default hereunder if Lender becomes aware of such Supervisory Action through other channels without the violation of applicable law or regulation;

(h)        There shall occur any Change in Control; or

(i)         The failure of the Borrower, the Bank, or any other Subsidiary, or the Borrower’s, the Bank’s, or any other Subsidiary’s directors to comply with the terms of any memorandum of understanding or letter agreement with any bank regulatory agency, including but not limited to any applicable state bank regulatory agency, Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Office of Thrift Supervision, and the Board of Governors of the Federal Reserve System and such failure has not been fully corrected within thirty (30) business days of the Borrower’s or the Bank’s awareness of its failure to comply, or such longer cure period as the applicable memorandum of understanding or letter agreement may provide.

7.2      Cure Provisions.  If any Event of Default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach in the same provision of the Note within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such default:  (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender’s reasonable discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to product compliance as soon as reasonably practical.

7.3      Remedies on Default.  Upon the occurrence of an Event of Default, Lender may (i) terminate all obligations of Lender to Borrower, the Bank, or any other Subsidiary including, without limitation, all obligations to lend money to Borrower under this Agreement, (ii) declare the Notes immediately due and payable, without presentment, demand, protest, notice of intent to accelerate and notice of acceleration of the maturity date of this Notes, or any other notice of any kind, all of which are expressly waived, (iii) declare immediately due and payable from Borrower the expenses set forth in Section 8.14 hereof, and (iv) pursue any remedy available to it under this Agreement, the Notes, the Pledge Agreement or any other Loan Document, or available at law or in equity, concurrently or subsequently, in such order as the Lender may elect, all of which remedies shall be cumulative.

7.4      Liens; Setoff by Lender.  Borrower hereby grants to Lender a continuing lien for all indebtedness of Borrower to Lender upon any and all of its monies, securities and other property and the proceeds thereof, now or hereafter held or received by or in transit to Lender from or for Borrower, and also upon any and all deposits (general or special, matured or unmatured) and credits of Borrower against Lender at any time existing. Upon the occurrence of any Event of Default as specified above, Lender is hereby authorized at any time and from time to time, without notice to Borrower, the Bank, or the other Subsidiaries, to set off, appropriate, and apply any and all items hereinabove referred to against any or all indebtedness of Borrower to Lender under this Agreement and the other Loan Documents, whether now existing or hereafter arising.  Lender shall give written notice to Borrower of such setoff appropriation or application after such setoff, appropriation or application occurs.

8.         MISCELLANEOUS.

8.1       No Waiver.  No delay or failure on the part of Lender or on the part of any holder of the Note in the exercise of any right, power or privilege granted under this Agreement, or under any other Loan Document, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against Lender unless made in writing and signed by Lender, and then only to the extent expressly specified therein.

8.2       Notices.  All notices and communications provided for hereunder shall be in writing, delivered by hand or sent by first‑class, registered or certified mail, postage prepaid, or express courier to the following addresses:

(1)	If to Lender:	First Tennessee Bank National Association
165 Madison Avenue
Memphis, Tennessee 38103
Attention: Correspondent Services

(2)	If to Borrower:	First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024
Attention: Laura Beth Butler

Any party hereto may change its address for notice purposes by notice to the other parties in the manner provided herein. Notice shall be deemed given when hand delivered or first class, certified or registered mail, postage prepaid, or when delivered by express courier.

8.3      Governing Law.  This Agreement and all other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of Tennessee except with respect to interest which shall be governed by and construed in accordance with applicable Federal laws in effect from time to time.

8.4      Survival of Representations and Warranties.  All representations, warranties and covenants contained herein or made by or furnished on behalf of Borrower, the Bank, or the other Subsidiaries in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents and the extension or funding of the loan hereunder.

8.5       Descriptive Headings.  The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8.6       Severability.  If any part of any provision contained in this Agreement or in any other Loan Document shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions.

8.7        Time is of the Essence.  Time is of the essence in interpreting and performing this Agreement and all other Loan Documents.

8.8        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

8.9       Payment of Costs.  Borrower shall pay, promptly demand by Lender, all reasonable out-of-pocket costs, expenses, taxes and fees incurred by Lender in connection with the preparation, execution and delivery of this Agreement and all other Loan Documents and the recording and filing and rerecording and refiling thereof, including, without limitation, the reasonable out-of-pocket costs and professional fees of counsel for Lender, any and all transfer, mortgage or other taxes and all recording costs that may be payable.  In the future, Borrower shall pay promptly following written demand by the Lender, all such costs and expenses incurred by Lender, in connection therewith.

8.10     Successors and Assigns.  This Agreement shall bind and inure to the benefit of Borrower and Lender, and their respective successors and assigns; provided, however, Borrower, the Bank, and the other Subsidiaries shall not have any right to assign their rights or obligations hereunder to any person.  Notwithstanding anything in this Agreement to the contrary, Lender shall have the right, but shall not be obligated, to sell participation in the loan made pursuant hereto to other banks, financial institutions and investors in accordance with Section 8.25 hereof.

8.11     Amendments; No Implied Waiver.  This Agreement may be amended or modified, and Borrower, the Bank, and the other Subsidiaries may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Borrower shall obtain the prior written consent of Lender to that specific amendment, modification, action or omission to act, and no course of dealing between Borrower, the Bank, or the other Subsidiaries and Lender shall operate as a waiver of any right, power or privilege granted to Lender under this Agreement or under any other Loan Document, or available to Lender at law or in equity.

8.12     Rights Cumulative.  All rights, powers and privileges granted hereunder shall be cumulative to and shall not be exclusive of any other rights, powers and privileges granted by any other Loan Document or available at law or in equity.

8.13     Indemnity.  Borrower agrees to protect, indemnify and save harmless Lender, and all directors, officers, employees and agents of Lender, from and against any and all (i) claims, demands and causes of action of any nature whatsoever brought by any Person not a party to this Agreement and arising from or related or incident to this Agreement or any other Loan Document, including, without limitation, any liability under federal or state securities laws arising out of Lender’s disposition of all or part of the Collateral, (ii) costs and expenses incident to the defense of such claims, demands and causes of action, including, without limitation, reasonable attorneys’ fees, and (iii) liabilities, judgments, settlements, penalties and assessments arising from such claims, demands and causes of action; provided, however, that Borrower does not agree to indemnify Lender against Lender’s own gross negligence or willful misconduct. The indemnity contained in this section shall survive the termination of this Agreement.

8.14     Expenses.  Borrower agrees to promptly reimburse Lender for (i) all costs and expenses of collection of the Notes, including reasonable attorneys’ fees, and (ii) all expenses incurred by Lender in acting on behalf of Borrower, the Bank or the other Subsidiaries in accordance with the terms of this Agreement or to maintain or preserve the value of the Collateral, or Lender’s interest therein pursuant to the Pledge Agreement, or any other Loan Document.  Such sums shall include interest at the Default Rate (as defined in the Notes) accruing from the date Lender requests such reimbursement until such amount is paid.

8.15     Usury.  It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and Borrower, the Bank, and the other Subsidiaries, and Lender agree that, should any provision of this Agreement, or of either of the Notes, or of any other Loan Document or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to Lender by Borrower under this Agreement, and if the principal indebtedness has been paid in full, any remaining excess shall forthwith be paid to Borrower.

8.16     Jurisdiction and Venue.  Borrower, the Bank, and the other Subsidiaries, and Lender agree, without power of revocation, that any civil suit or action brought against them as a result of , or which relates to, any of their obligations under this Agreement or under any other Loan Document may be brought against them, jointly or singly, in the United States District Court for the Western District of Tennessee, and Borrower, the Bank, the other Subsidiaries, and Lender irrevocably submit to the jurisdiction of such court and irrevocably waive, to the fullest extent permitted by law, any objections that they may now or hereafter have to the laying of the venue of such civil suit or action and any claim that such civil suit or action has been brought in an inconvenient forum, and Borrower, the Bank, and the other Subsidiaries, and Lender agree that final judgment in any such civil suit or action shall be conclusive and binding upon them and shall be enforceable against them by suit upon such judgment in any court of competent jurisdiction.

8.17     Construction.  Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that Borrower, Lender and their respective agents have participated in the preparation hereof.

8.18     Holidays.  In any case where the date for any action required to be performed under this Agreement or under any other Loan Document shall be, in the city where the performance is to be made, a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close, then such performance may be made on the next succeeding business day not a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close.

8.19     Entire Agreement.  This Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby. The execution of this Agreement and the other Loan Documents by Borrower, the Bank, and the other Subsidiaries was not based upon any facts or materials provided by Lender, nor was Borrower, the Bank, and the other Subsidiaries induced to execute this Agreement or any other Loan Document by any representation, statement or analysis made by Lender. In the event that the provisions of this Loan Agreement shall conflict with provisions of any of the other Loan Documents, the provisions of this Agreement shall control.

            This written Loan Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

8.20     Consent.  Borrower, the Bank, and the other Subsidiaries hereby represent and warrant that to the best of Borrower’s knowledge there is no consent from any lender or creditor needed to prevent Borrower, the Bank, or the other Subsidiaries from being in default by Borrower executing the Notes or Borrower, the Bank, and the other Subsidiaries executing, this Loan Agreement or any other loan document associated with this Loan.

8.21          Waiver Of Right To Trial By Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.22     Further Assurances.  Borrower agrees to furnish a current financial statement upon the request of Lender from time to time, and further agrees to execute and deliver all other instruments and take such other actions as Lender may from time to time reasonably request in order to carry out the provisions and intent hereof.

8.23     Execution by Bank.  The undersigned Bank is joining this Agreement for the sole purpose of acknowledging the pledge of its Capital Stock pursuant to the Pledge Agreement.

8.24     Non-Control.  In no event shall the Lender’s rights hereunder be deemed to indicate that the Lender is in control of the business, management or properties of the Borrower or the Bank or has power over the daily management functions and operating decisions made by the Borrower and the Bank, all such rights and powers being hereby expressly reserved to the Borrower and the Bank.

8.25     Assignments and Participations.  Lender may sell or offer to sell the Loans, or either of them, or interests therein to one or more assignees or participants; provided that, so long as no Event of Default has occurred and is continuing, any such sale or assignment shall be subject to Borrower's reasonable consent thereto, but provided further that (a) if Borrower does not provide a written response to Lender within ten (10) days of Borrower's receipt of Lender's written request, Borrower shall be deemed to have consented to such sale, assignment, or participation and (b) Borrower's consent shall not be required in connection with a sale or assignment in connection with a merger or sale of all or substantially all of the assets of Lender or a sale of all or substantially all of the Lender's correspondent banking / bank holding company loans.  Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Lender in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to the applicable Loan Documents as such Person(s) would have if such Person(s) were Lender hereunder.  Lender may disseminate any information it now has or hereafter obtains pertaining to the Loans, or either of them, including any security for the Loans, or either of them, Borrower, Bank, any other Subsidiary, any of Borrower’s, Bank’s, or any other Subsidiary’s principals, or any guarantor, if any, to any actual or prospective assignee or participant, to Lender’s affiliates, to any regulatory body having jurisdiction over Lender, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Lender and the Loan, or to any other party as necessary or appropriate in Lender’s reasonable judgment.

8.26     Electronic Transmission of Data.  Lender and Borrower agree that certain data related to the  Loans (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the internet to the parties, the parties’ affiliates, agents and representatives, and other Persons involved with the subject matter of this Agreement.  Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers, (b) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower and Bank will release, hold harmless and indemnify Lender from any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

8.27     USA PATRIOT Act.  The Lender hereby notifies the Borrower and any guarantor that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the PATRIOT Act.

8.28     No Inference of Extension Past Maturity Date.  Notwithstanding any other provision herein, the terms, conditions, and requirements provided for herein that would, by their express terms, be applicable to time periods after the Maturity Date of the Notes, are not to be interpreted as an inference that the Lender has agreed to any extension, automatic or otherwise, to the extension of the Maturity Date.  The Lender has not agreed and is under no obligation to extend the Maturity Date of the Notes, or either of them.

Signature page follows.

Signature Page to Loan Agreement

WITNESS the hand and seal of the parties hereto through their duly authorized officers as of the date first above written.

LENDER: FIRST TENNESSEE BANK NATIONAL ASSOCIATION By: /s/ Jeff Agee Printed Name: Jeff Agee Title: Chief Executive Officer	BORROWER: FIRST CITIZENS BANCSHARES, INC. By: /s/ Jeff Agee Printed Name: Jeff Agee Title: Chief Executive Officer

The undersigned Bank executes this Loan Agreement for the sole purpose of acknowledging the pledge of its Capital Stock under the Pledge Agreement.

BANK:

FIRST CITIZENS NATIONAL BANK

By:  /s/ Patrick Wredling

Printed Name:  Patrick Wredling

Title:  V.P. and Relationship Mgr.

                                                            LIST OF EXHIBITS

EXHIBIT A-1 EXHIBIT A-2	FIXED RATE NOTE FLOATING RATE NOTE
EXHIBIT B	BORROWER’S COUNSEL’S OPINION
EXHIBIT C	ACTIONS, SUITS, OR OTHER PROCEEDINGS PENDING OR THREATENED AGAINST OR AFFECTING BORROWER OR ANY SUBSIDIARY
EXHIBIT D	SUBSIDIARIES OF BORROWER
EXHIBIT E	LIENS
EXHIBIT F

OPTIONS, WARRANTS OR OTHER RIGHTS AGREEMENTS OR COMMITMENTS (INCLUDING CONVERSION RIGHTS AND PREEMPTIVE RIGHTS) OBLIGATING BORROWER OR ANY SUBSIDIARY TO ISSUE, SELL, PURCHASE OR REDEEM SHARES OR SECURITIES CONVERTIBLE TO SHARES

EXHIBIT G	INDEBTEDNESS NOT AUTHORIZED IN SECTION 6.1
EXHIBIT H	COMPLIANCE CERTIFICATE
APPENDIX A	DEFINITIONS
SCHEDULE 4.6	SUPERVISORY ACTION(S)

H-1

APPENDIX A

DEFINITIONS

“Affiliate” shall have the same meaning assigned to it in applicable bank regulations.

“Asset Disposition” shall mean the disposition (including the sale, lease or transfer) of any or all of the assets (including without limitation any common or preferred stock of the Bank or any other Subsidiary) of the Borrower or any of its Subsidiaries whether by sale, lease, transfer or otherwise.

“Average Assets” shall mean the year-to-date average of total assets of Bank.

“Bank Regulatory Authority” shall mean the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and all other relevant bank regulatory authorities (including, without limitation, relevant state bank regulatory authorities).

“Call Report” shall mean the Bank’s Quarterly Report of Condition and Income.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and limited liability company member interests.

“Change in Control” means, at any time after the date hereof, (a) the acquisition by any Person (other than the Borrower's employee stock ownership plan if the Borrower obtains appropriate governmental approvals), or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of the Borrower on a fully diluted basis or (b) the Borrower shall cease to own one hundred percent (100%) of the outstanding shares of voting stock of the Bank.

“Change in  Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty by any Governmental Entity, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof, in each case, by any Governmental Entity or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Entity; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Collateral” shall mean one hundred two thousand (102,000) shares of the common stock of the Bank.

“Covenant Compliance Date” shall mean the last day of each fiscal quarter of the Borrower.

“Environmental Laws” shall mean all federal, state, and local laws, including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to the discharge of air pollutants, water pollutants, or process waste water or otherwise relating to the environment or hazardous substances or the treatment, processing, storage, disposal, release, transport, or other handling thereof, including, but not limited to, the federal Solid Waste Disposal Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Hazardous Materials Transportation Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the federal Toxic Substances Control Act, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency, in each case as now or at any time hereafter in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b) or (c) of the Code.

“ERISA Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by the Borrower, the Bank, or any other Subsidiary or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any plan; (vi) the complete or partial withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Event of Default” shall have the meaning assigned to such term in Section 7.1 of this Agreement.

“GAAP” shall mean generally accepted accounting principles applied on a consistent basis, maintained throughout the period involved.

“Governmental Entity” means the United States, any State, and/or any political subdivision, department, agency or instrumentality of any of the foregoing.

“Local Authorities” means individually and collectively the state and local governmental authorities which govern the business and operations owned or conducted by the Borrower or its Subsidiaries.

“Loan Documents” shall mean the Note, the Agreement, the Pledge Agreement, stock certificates issued to Borrower evidencing the shares pledged pursuant to the Pledge Agreement, stock powers with respect to such shares pledged as Collateral and any and all other documents, instruments or agreements evidencing, securing, guaranteeing or otherwise related to or delivered in connection with the Loan.

"Material Adverse Effect" shall mean a material and adverse change in or a material adverse effect on (i) the condition (financial or otherwise), business operation, properties, assets, liabilities (actual and contingent), or results of operations of the Borrower, the Bank, or any other Subsidiary, taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender under the Loan Documents.

“Maturity Date” shall mean October 1, 2019.

"Modified’ Texas Ratio” shall mean a fraction, expressed as a percentage, where the numerator is Non-Performing Assets, and where the denominator is the sum of Bank’s Tier 1 Capital plus the entire balance of Bank’s loan loss reserve, all determined on a basis satisfactory to Lender.

“Multiple Employer Plan” shall mean a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Non-Performing Assets” shall mean the sum of (1) all Non-Performing Loans and (2) Other Real Estate Owned listed in Call Reports and other such assets acquired through foreclosure or other realization upon collateral or rearrangement or satisfaction of Indebtedness.

“Non-Performing Loans” shall mean the sum of (1) all loans classified internally or by a Bank Regulatory Authority as non-accrual plus (2) loans past due by 90 days or more plus (3) loans for which the obligee has reduced the agreed interest rate, reduced the principal or interest obligation, extend the maturity, applied interest payments to reduce principal, capitalized interest, or otherwise renegotiated the terms of the obligation based upon the actual or asserted inability of the obligor(s) of such loans to perform their obligations pursuant to the agreements with the obligee prior to such modification or renegotiation; provided, however, that (a) loans for which the Borrower or the Bank has taken additional collateral satisfactory to it and therefore is prepared to make additional loan advances or any other loans which have been restructured and are performing in a manner satisfactory to the Borrower and (b) any portion of a Non-Performing Loan that is guaranteed by the United States government or an agency thereof in a manner acceptable to Lender shall not be included in the definition of Non-Performing Loans (but any un-guaranteed portion of a Non-Performing Loan covered by item (b) above shall be included as a Non-Performing Loan).

“Notes” shall mean the Fixed Rate Note and the Floating Rate Note, collectively, together with any and all renewals, modifications, extensions and replacements thereof.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Permitted Encumbrances” shall mean and include: (a) liens for taxes, assessments or similar governmental charges not in default or being contested in good faith by appropriate proceedings; (b) workmen’s, vendors’, mechanics’ and materialmen’s liens and other liens imposed by law incurred in the ordinary course of business, and easements, zoning restrictions and encumbrances which are not substantial in character or amount and do not materially detract from the value or interfere with the intended use of the properties subject thereto and affected thereby; (c) liens in respect of pledges or deposits under social security laws, workmen’s compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory operations; (d) liens on investment securities used to secure government, public and trust deposits; (e) liens on any Subsidiary's portfolio of fully disbursed, one-to-four family residential mortgages, commercial mortgages, farm mortgages, second mortgages and multi-family residential mortgages to the extent pledged as collateral for FHLB advances and contingent borrowing purposes; (f) liens, charges and encumbrances incidental to the conduct of the business of the Subsidiaries incurred in the ordinary course of business and consistent with past practices; (g) repurchase agreements, reverse repurchase agreements and other similar transactions entered into by any Subsidiary in the ordinary course of its banking, deposit or trust business; and (h) such other liens and encumbrances to which Lender shall consent in writing, if any.

“Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof, joint stock company, or non-incorporated organization, or any other entity of any kind whatsoever.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, the Bank, or any other Subsidiary or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement executed by Borrower for the benefit of Lender dated of even date with this Loan Agreement, pledging the Collateral.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Subsidiaries” or individually “Subsidiary” shall mean any corporation other than Borrower in an unbroken chain of corporations beginning with the Borrower with each of the corporations or the Bank other than the last corporation in the unbroken chain owning fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or the Bank and are more specifically listed in Exhibit D attached hereto.

“Supervisory Action” shall mean and include the issuance by or at the behest of any Bank Regulatory Authority of a letter agreement, memorandum of understanding (regardless of whether consented or agreed to by the party to whom it is addressed), cease and desist order, injunction, directive, restraining order, formal agreement, notice of charges, or civil money penalties, against Borrower, the Bank, or any other Subsidiary or the directors or officers of any of them, whether temporary or permanent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of  the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.

“Tier 1 Capital” shall have the meaning included in Appendix A to Title 12, Code of Federal Regulations, Part 225, Capital Adequacy Guidelines for Bank Holding Companies.

“Tier 1 Leverage Ratio” shall have the meaning and be calculated as set forth in Appendix D to Title 12, Code of Federal Regulations, Part 225, Capital Adequacy Guidelines for Bank Holding Companies.

“United States” means the government of the United States of America or any department, agency, division or instrumentality thereof.

SCHEDULE 4.6

SUPERVISORY ACTION(S)

None.